Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984


                           PROSPECTUS SUPPLEMENT NO. 37
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------


     This Prospectus Supplement No. 37 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000, December 21, 2000, December 28, 2000, January 25, 2001, January 26, 2001,
February 1, 2001, March 2, 2001, March 13, 2001, March 19, 2001, March 21, 2001,
March 21, 2001, March 28, 2001, May 16, 2001, June 4, 2001, August 2, 2001,
August 2, 2001, August 28, 2001, September 7, 2001, October 5, 2001, November 2, 2001, November 14, 2001, December 18, 2001, December 18, 2001, December 28, 2001, January 7, 2002, February 8, 2002, March 11, 2002, April 2, 2002; April
18, 2002; May 13, 2002, May 16, 2002; May 22, 2002, May 23, 2002; May 29, 2002
and June 4, 2002:

o   The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o Shares of common stock issuable upon conversion of the convertible notes; and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in The Fourth Supplemental Indenture dated as of May 30, 2002.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 37 is June 6, 2002.

                                                                    Exhibit 99.1











                                CORECOMM LIMITED

                                       and

                                 HSBC BANK USA,
                              as Successor Trustee




                          FOURTH SUPPLEMENTAL INDENTURE

                            Dated as of May 30, 2002

        Supplementing the Indenture, dated as of October 6, 1999, between CoreComm Limited and The Chase Manhattan Bank, as the Former Trustee,
 as supplemented by the First Supplemental Indenture, dated as of September 29,
  2000, between CoreComm Merger Sub, Inc. and The Chase Manhattan Bank, as the Former Trustee, as supplemented by the Second Supplemental Indenture, dated as of September 29, 2000, between CoreComm Limited and The Chase Manhattan Bank, as the Former Trustee, as supplemented by the Third Supplemental Indenture, dated as of December 18, 2001, between CoreComm Limited and HSBC
                         Bank USA, as Successor Trustee



                   6% Convertible Subordinated Notes due 2006

                  FOURTH SUPPLEMENTAL INDENTURE, dated as of May 30, 2002 (this "Fourth Supplemental Indenture"), between CoreComm Limited, a corporation duly organized and existing under the laws of 1 the State of Delaware (the "Company"), and HSBC Bank USA, a banking corporation and trust company duly organized and existing under the laws of the State of New York, as successor trustee (the "Successor Trustee"), supplements the indenture, dated as of October 6, 1999 (as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture described below, the "Indenture"), between CoreComm Limited, a Bermuda corporation ("CoreComm"), and The Chase Manhattan Bank, a corporation duly organized and existing under the laws of the State of New York, as the former trustee (the "Former Trustee"), as supplemented by the First Supplemental Indenture, dated as of September 29, 2000 (the "First Supplemental Indenture"), between CoreComm Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and the Former Trustee, as supplemented by the Second Supplemental Indenture, dated as of September 29, 2000 (the "Second Supplemental Indenture"), between the Company and the Former Trustee, as supplemented by the Third Supplemental Indenture, dated as of December 18, 2001 (the "Third Supplemental Indenture"), between the Company and the Successor Trustee.

                  WHEREAS, CoreComm and the Former Trustee previously entered into and executed the Indenture providing for, among other things, the creation, execution, authentication and delivery by CoreComm of its 6% Convertible Subordinated Notes due 2006 (the "Notes"), which Notes were initially convertible into shares of common stock, par value $0.01 per share, of CoreComm in accordance with the terms and conditions of the Indenture;

                  WHEREAS, CoreComm merged with and into Merger Sub with Merger Sub being the surviving corporation, and Merger Sub and the Former Trustee previously entered into and executed the First Supplemental Indenture pursuant to which Merger Sub assumed the obligations of CoreComm under the Indenture;

                  WHEREAS, Merger Sub merged with and into the Company with the Company being the surviving corporation, and the Company and the Former Trustee previously entered into and executed the Second Supplemental Indenture pursuant to which the Company assumed the obligations of Merger Sub under the Indenture;

                  WHEREAS, the Company, the Successor Trustee and the Former Trustee executed and delivered an Instrument of Resignation, Appointment and Acceptance, dated as of July 24, 2001, pursuant to which the (1) Former Trustee resigned as the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture, (2) Company appointed the Successor Trustee to succeed the Former Trustee as Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture and (3) Successor Trustee accepted the appointment as Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture;

                  WHEREAS, the Company and the Successor Trustee entered into and executed the Third Supplemental Indenture to eliminate or amend certain of the covenants and other provisions contained in the form of Notes and Article I,
Article III, Article IV, Article VII and Article VIII of the Indenture, as well as certain cross references relating to such eliminations or amendments;

                  WHEREAS, Section 11.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder for any of the purposes set forth in Section
11.01 of the Indenture;

                  WHEREAS, Section 13 of the form of Notes currently provides that the Conversion Price is $41.09 per share;

                  WHEREAS, as a result of a three-for-two stock split of the Common Stock effected by the Company on February 2, 2000, the current Conversion Price is $27.39 per share;

                  WHEREAS, the Company is entering into this Fourth Supplemental Indenture to amend Section 13 of the form of Notes to lower the Conversion Price from $27.39 per share to $0.75 per share;

                  WHEREAS, the lowering of the Conversion Price is a change that provides additional rights or benefits to the Holder of the Notes;

                  WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Fourth Supplemental Indenture have been complied with by the Company; and

                  WHEREAS, all actions necessary to make this Fourth Supplemental Indenture a valid and binding agreement of the Company and the Successor Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been performed and fulfilled.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained each party has executed and delivered this Fourth Supplemental Indenture, and the Company hereby covenants and agrees with the Successor Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:


                                    ARTICLE I
                                     GENERAL

                  For all purposes of the Indenture and this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings assigned to them in the Indenture.

                                   ARTICLE II
                         AMENDMENT OF THE FORM OF NOTES

                  FORM OF NOTES. Section 13 of the form of Notes, Exhibit A to the Indenture, is hereby amended to substitute "$0.75" in lieu of "$41.09."

                                   ARTICLE III
                                  MISCELLANEOUS

                  SECTION 3.01 EFFECT OF FOURTH SUPPLEMENTAL INDENTURE. Upon the execution and delivery of this Fourth Supplemental Indenture by the Successor Trustee and the Company, the Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and thereby.

                  SECTION 3.02 NOTATION REFLECTING FOURTH SUPPLEMENTAL INDENTURE. The Successor Trustee may place an appropriate notation about this Fourth Supplemental Indenture on any Note authenticated after the execution and delivery of this Fourth Supplemental Indenture. The Company in exchange for all Notes may issue and the Successor Trustee shall authenticate new Notes that reflect this Fourth Supplemental Indenture. Failure to make such notation on a Note or to issue a new Note as aforesaid shall not affect the validity and effect of the provisions contained in this Fourth Supplemental Indenture.

                  SECTION 3.03 INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

                  SECTION 3.04 INDENTURE AND FOURTH SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Fourth Supplemental Indenture is an indenture supplemental to and an amendment of the Indenture, and the Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together.

                  SECTION 3.05 CONFIRMATION AND PRESERVATION OF INDENTURE. The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

                  SECTION 3.06 CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required (or deemed) under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be so excluded by this Fourth Supplemental Indenture, as the case may be.

                  SECTION 3.07 SEVERABILITY. In case any provision of this Fourth Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  SECTION 3.08 HEADINGS. The Article and Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof, of the Indenture or of the Notes.

                  SECTION 3.09 BENEFITS OF FOURTH SUPPLEMENTAL INDENTURE, ETC. Nothing in this Fourth Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Notes.

                  SECTION 3.10 SUCCESSORS. All agreements of the Company in this Fourth Supplemental Indenture shall bind its successors. All agreements of the Successor Trustee in this Fourth Supplemental Indenture shall bind its successors.

                  SECTION 3.11 SUCCESSOR TRUSTEE NOT RESPONSIBLE FOR RECITALS. The Successor Trustee shall not be liable or responsible for, and makes no representation as to, the validity or adequacy of this Fourth Supplemental Indenture or as to the due execution hereof by the Company or as to recitals of fact contained herein, all of which are made by the Company.

                  SECTION 3.12 CERTAIN DUTIES AND RESPONSIBILITIES OF THE SUCCESSOR TRUSTEE. In entering into this Fourth Supplemental Indenture, the Successor Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Successor Trustee, whether or not elsewhere herein so provided.

                  SECTION 3.13 GOVERNING LAW. The internal laws of the State of New York shall govern this Fourth Supplemental Indenture, without regard to the conflict of laws provisions thereof.

                  SECTION 3.14 COUNTERPART ORIGINALS. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

             (The balance of this page is intentionally left blank.)

                  IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

                                      CORECOMM LIMITED


                                      By:/s/ Michael A. Peterson
                                         --------------------------------
                                         Name:  Michael A. Peterson
                                         Title: Executive Vice President-
                                                Chief Operating Officer and
                                                Chief Financial Officer

                                      HSBC BANK USA, AS SUCCESSOR TRUSTEE


                                      By:/s/ Russ Paladino
                                         ---------------------------
                                         Name:  Russ Paladino
                                         Title: Vice President

                                                                 Exhibit 99.2





                                IMPORTANT NOTICE
                 TO HOLDERS OF CORECOMM LIMITED (the "Company")
            6% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (the "Notes")
             (CUSIP NUMBERS: 21869 NAA3; 21869 NAC9; and 21869 NAB1)

                                  May 30, 2002

         Pursuant to Section 11.01 of the Indenture (as supplemented, the "Indenture"), dated as of October 6, 1999, between the Company (a Delaware corporation; and successor to CoreComm Limited, a Bermuda corporation), and HSBC Bank USA, as successor Trustee (the "Trustee"), the Company and the Trustee entered into and executed a Fourth Supplemental Indenture, dated as of May 30, 2002 (the "Fourth Supplemental Indenture"). Capitalized terms used but not defined in this Notice shall have the meanings assigned to them in the Indenture.

         The Notes currently provide that the Conversion Price is $41.09 per share, however, as a result of a three-for-two stock split effected by the Company on February 2, 2000, the current Conversion Price is $27.39 per share. The purpose of the Fourth Supplemental Indenture is to lower the Conversion Price from $27.39 per share to $0.75 per share.

         Under the terms of the Indenture, the Fourth Supplemental Indenture binds each Holder. The Company will provide a copy of the Fourth Supplemental Indenture to each Holder who so requests in writing. Written requests for a copy of the Fourth Supplemental Indenture should be directed to the Company at the address and telephone number listed below.

                                  Sincerely,

                                  CORECOMM LIMITED


FOR FURTHER INFORMATION CONTACT:

CoreComm Limited
Selim Kender
110 East 59th Street, 26th Floor
New York, New York 10022
Telephone: 212-906-8464